Exhibit 16

June 19, 2012

Securities and Exchange Commission

Washington, D.C.  20549

Commissioners:

We have read Ambient Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K/A dated June 19, 2012 and we agree with the disclosures contained therein.

Very truly yours,

By: /s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.